Exhibit 10

Draft - 7/20/2018

For Discussion Purposes Only
Subject to FRE 408 and Similar Rules

Summary of Potential Restructuring
Terms and Conditions for Gastar Exploration Inc.

This preliminary term sheet (the “Restructuring Term Sheet”) summarizes the material terms and conditions of certain transactions in connection with a potential restructuring (the “Restructuring Transaction”) of the capital structure and financial obligations of Gastar Exploration Inc., a Delaware corporation (“Gastar”), and its various direct and indirect subsidiaries.  The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transaction.  This Restructuring Term Sheet is attached to and made a part of the Restructuring Support Agreement (as amended, modified or supplemented from time to time, the “RSA”), dated as of [•], 2018, by and among the Company, the Consenting Parties and [•] (as each such term is defined below).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR PROPOSAL WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER, PROPOSAL OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW.  THIS RESTRUCTURING TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING.  THE ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THIS RESTRUCTURING TERM SHEET ARE SUBJECT IN ALL RESPECTS TO THE NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS RESTRUCTURING TERM SHEET AND OTHERWISE ACCEPTABLE TO THE COMPANY AND THE CONSENTING PARTIES AND SATISFACTORY COMPLETION OF DUE DILIGENCE BY THE CONSENTING PARTIES IN THEIR SOLE DISCRETION.  THIS RESTRUCTURING TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY.  ACCORDINGLY, THIS TERM SHEET IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS.  THIS RESTRUCTURING TERM SHEET AND THE INFORMATION CONTAINED IN THIS RESTRUCTURING TERM SHEET ARE STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE CONSENTING PARTIES OR THEIR COUNSEL.

OVERVIEW

Parties to the Restructuring	Company: Gastar; Northwest Properties Ventures, LLC; and any other current or future subsidiaries of Gastar (collectively, the “Company”).

Term Lender: AF V Energy I Holdings, L.P., as a lender (the “Consenting Term Lender”) under the Third Amended and Restated Credit Agreement, dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Term Credit Agreement”), by and among Gastar, as Borrower, the Guarantors specified in the Term Credit Agreement or in related transaction documentation, the Lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent (the “Term Agent”).

Second Lien Noteholders: The entities identified on Annex 1 attached hereto, in their capacities as holders of the notes (the “Second Lien Notes”) (in such capacities, the “Consenting Second Lien Noteholders”) issued pursuant to the Indenture dated March 3, 2017 (as amended, restated, modified or supplemented from time to time, the “Second Lien Indenture”), by and among Gastar, as issuer, the Guarantors specified in the Second Lien Indenture or in related transaction documentation, and Wilmington Trust, National Association, as trustee and collateral agent (the “Second Lien Trustee”).

Ares Equity Holders: The entities identified on Annex 1 attached hereto, in their capacities as holders of Gastar’s outstanding common shares (such common shares, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire Gastar’s currently outstanding equity, the “Existing Common Equity”) (in such capacities, the “Ares Equity Holders”; together with the Consenting Term Lender and the Consenting Second Lien Noteholders, the “Consenting Parties”).

The Company and each of the Consenting Parties is referred to in this Restructuring Term Sheet as a “Party”, and they are collectively referred to in this Restructuring Term Sheet as the “Parties”.

Restructuring Transaction Overview

The Restructuring Transaction will be implemented through one of the following two options, each as further set forth in this Restructuring Term Sheet:

i.                                          Option 1 (Sale Transaction): Under Option 1, the Restructuring Transaction would be implemented through a sale (“Sale”) of all or substantially all of the Company’s assets (the “Assets”) and be consummated either through:

(a)         an out-of-court marketing process and sale (an “Out-of-Court Sale”); or

(b)         a court-approved sale pursuant to Bankruptcy Code(1) section 363 (an “In-Court Sale”) following the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), followed by a plan of liquidation (the “Liquidating Plan”) that provides for (i) the distribution of the net proceeds of the In-Court Sale remaining after the payment of all proceeds of Collateral (as defined in the Intercreditor Agreement(2)) to the Term Lenders and the Second Lien Noteholders as set forth in this Restructuring Term Sheet and (ii)(x) the liquidation, and the distribution of the proceeds of, any and all remaining other assets not sold in such In-Court Sale, including, but not limited to, claims, causes of action and avoidance actions (other than those avoidance actions expressly released as set forth in this Restructuring Term Sheet), net of any costs of liquidation or distribution (the “Remaining Assets”), and (y) the funding of such wind-down efforts.

If any of the milestones applicable to an Out-of-Court Sale set forth below under the caption entitled “Milestones” (the “Out-of-Court Sale Milestones”) are not timely satisfied, the Company shall commence the Chapter 11 Cases and file a bankruptcy plan (the “Plan”) that includes a toggle feature providing for (i) the implementation of the In-Court Sale and the Liquidating Plan and, (ii) if any of the milestones applicable to an In-Court Sale set forth below under the caption entitled “Milestones” (the “In-Court Sale Milestones,” and together with the Out-of-Court Sale Milestones, the “Sale Milestones”) are not timely satisfied, the implementation instead of a stand-alone restructuring (the “Traditional Plan”) pursuant to Option 2 on the terms set forth in this Restructuring Term Sheet.

Notwithstanding the foregoing or anything to the contrary herein, (i) an Out-of-Court Sale can also be effected pursuant to a tender offer, merger or other similar transaction structure that results in the sale of the Company’s business and (ii) an In-Court Sale can also be effected pursuant to a plan of reorganization, in each case, so long as the economic effect of any such transaction is consistent

(1)         “Bankruptcy Code” means title 11 of the United States Code, as amended.

(2)         “Intercreditor Agreement” dated as of March 3, 2017, by and between the Term Agent and the Second Lien Trustee, as amended, modified or supplemented from time to time.

with the terms applicable to a Sale as provided herein, including, without limitation, under the caption “Economic Terms of the Restructuring Transaction” below.

ii.               Option 2 (Traditional Plan): If any of the In-Court Sale Milestones are not timely satisfied, the Restructuring Transaction will be implemented through the Traditional Plan, which shall provide for a balance sheet restructuring on the Economic Terms (as defined below). The Traditional Plan will be subject to certain milestones (together with the Sale Milestones, the “Milestones”) set forth in this Restructuring Term Sheet.

Notwithstanding the foregoing or any of the Sale Milestones, if the Consenting Parties determine in their reasonable discretion in light of the circumstances that (i) an Out-of-Court Sale cannot, or is not reasonably likely to, be consummated on terms satisfactory to the Consenting Parties or at all, then the Company shall, upon receipt of notice from the Consenting Parties (an “In-Court Sale Notice”), discontinue its pursuit of an Out-of-Court Sale pursuant to Option 1 and instead pursue an In-Court Sale pursuant to Option 1 and (ii) a Sale (whether pursuant to an Out-of-Court Sale or an In-Court Sale) cannot, or is not reasonably likely to, be consummated on terms satisfactory to the Consenting Parties or at all, then the Company shall, upon receipt of notice from the Consenting Parties (an “Option 2 Notice”), discontinue its pursuit of Option 1 and instead pursue Option 2.

Each of the Milestones shall be subject to extension or waiver in the sole discretion of the Consenting Parties.

Economic Terms of the Restructuring Transaction

Except as otherwise set forth in this Restructuring Term Sheet, the principal economic terms (the “Economic Terms”) of the Restructuring Transaction shall consist of the following:

i.                  Term Credit Agreement:

Option 1: Subject to the terms of the Intercreditor Agreement, pursuant to Option 1, all obligations under or in respect of the Term Credit Agreement (the “Term Obligations”) will be repaid in cash to the extent of the proceeds of the sale or liquidation of any assets that constitute Collateral. Such payment shall be made immediately upon the consummation of any such sale or liquidation of such Collateral. Notwithstanding the foregoing, on behalf of the Term Lenders, the Term Agent shall have the right, exercisable solely upon direction from the Required Lenders (as defined below) in their sole discretion, to credit bid all or any portion of the Term Obligations in connection with any In-Court Sale. For the avoidance of doubt, Term Obligations includes any

Applicable Premium (as defined in the Term Credit Agreement).

Any Term Obligations that remain outstanding after the application of all proceeds of Collateral to the repayment of the Term Obligations shall be an unsecured deficiency claim (the “Term Deficiency Claim”) that will share pro rata in the treatment of General Unsecured Claims (as defined below) under Option 1.

Option 2: Pursuant to Option 2, the Traditional Plan shall provide that any outstanding Term Obligations shall: (a) be unimpaired; (b) be reinstated (i.e., the Term Obligations and Term Credit Agreement will remain outstanding under their existing terms and conditions (e.g., same interest rate, same maturity, etc.)); or (c) receive such other treatment as is acceptable to the Consenting Parties in their sole discretion. The specific treatment of the Term Obligations pursuant to the Traditional Plan shall be subject to the consent of the Consenting Parties in their sole discretion. It is contemplated that the full amount of the Term Obligations will be refinanced and paid in full in cash from the proceeds of the DIP Facility (as defined below).

ii.               Second Lien Indenture:

Option 1: Subject to the terms of the Intercreditor Agreement, pursuant to Option 1, all obligations under or in respect of the Second Lien Indenture (the “Second Lien Obligations”) will be repaid in cash to the extent of any remaining proceeds of the sale or liquidation of assets that constitute Collateral after the payment in full of all Term Obligations. Such payment shall be made immediately upon the consummation of any such sale or liquidation of such Collateral. Notwithstanding the foregoing, on behalf of the Second Lien Noteholders, the Second Lien Trustee shall have the right, exercisable solely upon direction from the Required Lenders in their sole discretion, to credit bid all or any portion of the Second Lien Obligations in connection with any In-Court Sale.

Any Second Lien Obligations that remain outstanding after the application of all proceeds of Collateral to the repayment of the Term Obligations and the Second Lien Obligations shall be an unsecured deficiency claim (the “Second Lien Deficiency Claim”) that will share pro rata in the treatment of General Unsecured Claims under Option 2.

Option 2: Pursuant to Option 2, the Traditional Plan shall provide that the full amount of the Second Lien Obligations shall be exchanged for 100% of the new common stock of the reorganized business of the Company.

iii.            Administrative Claims: If the Company has commenced the Chapter 11 Cases, the Plan shall provide that any claims incurred for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (“Administrative Claims”) shall receive payment in full in cash in full and final satisfaction of such claims.

iv.           DIP Claims: If the Company has commenced the Chapter 11 Cases, any and all obligations under the DIP Facility shall receive the following treatment:

(a)         if the Company consummates an In-Court Sale, the DIP Obligations shall be paid in full in cash from the net sale proceeds immediately upon the consummation of such sale; or

(b)         if the Company consummates the Traditional Plan, the DIP Obligations shall (i) be paid in full in cash on the effective date of the Traditional Plan or (ii) receive such other treatment under the Traditional Plan that is acceptable to the lenders under the DIP Facility in their sole discretion.

v.              Other Secured Claims: If the Company has commenced the Chapter 11 Cases, the Plan shall provide that Other Secured Claims (as defined below) shall receive, in full and final satisfaction of such claims, either (a) payment in full in cash, (b) delivery of the collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code, (c) reinstatement of such claim under section 1124 of the Bankruptcy Code, (d) other treatment rendering such claim unimpaired or (e) the indubitable equivalent of such claim. “Other Secured Claims” means any claim against the Company (other than the Term Obligations and the Second Lien Obligations) that is: (a) secured by a lien on property in which the Company has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Company’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

vi.           Priority Tax Claims: If the Company has commenced the Chapter 11 Cases, the Plan shall provide that any claim of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code (“Priority Tax Claims”) shall be paid in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

vii.        Other Priority Claims: If the Company has commenced the Chapter 11 Cases, the Plan shall provide that any claims, other than Administrative Claims or Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code (the “Other Priority Claims”) shall be paid in full in cash on the effective date of the Plan in full and final satisfaction of such claims.

viii.     Trade Claims: Pursuant to Option 1, all ordinary course trade claims (the “Trade Claims”) shall be assumed by the purchaser (if and to the extent such Trade Claims have not been paid in connection with any “critical vendor” or “first day” orders of the Bankruptcy Court in the event that the Company has commenced the Chapter 11 Cases).

Pursuant to Option 2, the Traditional Plan shall provide that the holders of Trade Claims (if and to the extent such Trade Claims have not been paid in connection with any “critical vendor” or “first day” orders of the Bankruptcy Court) shall be paid [•]% in the aggregate of their allowed claims in four (4) equal quarterly installments over the course of the one-year period following the effective date of the Traditional Plan.

ix.           General Unsecured Claims: Pursuant to Option 1, if the Company consummates an Out-of-Court Sale, holders of any general unsecured claims against the Company (the “General Unsecured Claims”) that are not assumed by the purchaser shall receive their pro rata share of: (a) Excess Collateral Proceeds,(3) if any; (b) any proceeds of such sale in respect of unencumbered assets; and (c) any net proceeds from the liquidation of any Remaining Assets.

If the Company pursues an In-Court Sale, the Plan shall provide that holders of General Unsecured Claims shall receive, in full and final satisfaction of their respective claims, their pro rata share of: (a) Excess Collateral Proceeds, if any; (b) any proceeds of such sale in respect of unencumbered assets; (c) any net proceeds from the

(3)         “Excess Collateral Proceeds” means the net sale proceeds received in respect of Collateral in excess of the amount necessary to repay in full in cash all of the Term Obligations and all of the Second Lien Obligations.

liquidation of Remaining Assets in connection with the Liquidating Plan or other disposition; and (d) the proceeds of any customary avoidance actions (but excluding any avoidance action claims against the Consenting Parties, which shall be released pursuant to the orders relating to the DIP Facility and the Plan).

Pursuant to Option 2, the Traditional Plan shall provide that: (x) if General Unsecured Claims approve the Plan as a class, each holder of such claims shall receive a cash payment equal to [•]% of such holder’s allowed claim; and (y) if General Unsecured Claims reject the Plan as a class, each holder of such claims will receive a five-year note accruing interest at a rate to be determined by the Bankruptcy Court in the amount of such holder’s allowed claims.
For the avoidance of doubt, “General Unsecured Claims” shall: (i) include any Term Deficiency Claim or Second Lien Deficiency Claim, if such deficiency claims come into existence; (ii) exclude any Trade Claims; and (iii) if the Company is pursuing an In-Court Sale or the Traditional Plan, exclude any Administrative Claims, Priority Tax Claims or Other Priority Claims.

x.              Existing Preferred Equity: Pursuant to Option 1, after satisfaction in full in cash of all claims against the Company, including, but not limited to, the Term Obligations, the Second Lien Obligations, any DIP Obligations, and any General Unsecured Claims that are not assumed by the purchaser, any remaining proceeds from any Sale or any liquidation of the Remaining Assets shall be paid to holders of Gastar’s current outstanding preferred equity shares (“Existing Preferred Equity”) in an amount equal to the liquidation preference amount of such Existing Preferred Equity plus any outstanding dividends due thereon (the “Existing Preferred Equity Payoff” in full and final satisfaction of the Existing Preferred Equity.

Pursuant to Option 2, the Plan shall provide that all of the Existing Preferred Equity shall be cancelled and extinguished.

xi.           Existing Common Shares: Pursuant to Option 1, after satisfaction in full in cash of (i) all claims against the Company, including, but not limited to, the Term Obligations, the Second Lien Obligations, any DIP Obligations, and any General Unsecured Claims that are not assumed by the purchaser and (ii) the Existing Preferred Equity Payoff, any remaining net proceeds yielded by a Sale of the Assets or any liquidation of Remaining Assets shall be paid to holders of Gastar’s outstanding common shares in full and final satisfaction of the Existing Common Equity.

Pursuant to Option 2, the Plan shall provide that all of Gastar’s Existing Common Equity shall be cancelled and extinguished.

xii.        Management Incentive Plan: Upon the consummation of the Restructuring Transaction, all existing management incentive and equity-based compensation plans shall be subject to treatment to be determined. The Company shall implement a management incentive plan (the “Management Incentive Plan”) pursuant to which certain officers and employees of the Company shall be entitled to receive, in the aggregate, an amount to be determined. The allocation of individual awards under the Management Incentive Plan shall be subject to the approval of the new Board of Directors (the “Board”) of the reorganized business of the Company following the consummation of the Restructuring Transaction.

Notwithstanding the foregoing, in any Chapter 11 Cases, in no event shall any claim or interest that is not an allowed claim or interest pursuant to the Bankruptcy Code be entitled to any consideration whatsoever on account of such claim. Additionally, if the holder of any claim or interest has agreed with the Company to less favorable treatment on account of such claim as is set forth above, the holder of such claim or interest will receive such less favorable treatment.

Restructuring Support Agreement

The Company and the Consenting Parties shall execute the RSA. The RSA shall contain customary terms and conditions for an agreement of its type, including, without limitation, terms evidencing the obligation of the parties to such agreement to support the consummation of the Restructuring Transaction.

Milestones

The Out-of-Court Sale, the In-Court Sale and the Plan, respectively, as well as the Consenting Parties’ support for the Restructuring Transactions, shall be subject to the timely satisfaction of the following Milestones, in each case, as applicable to the alternative (i.e., the Out-of-Court Sale, the In-Court Sale or the Plan) then being pursued:

i.                                          Out-of-Court Sale Milestones: The following Out-of-Court Sale Milestones shall be applicable immediately after the execution of the RSA:

•                                          Within two (2) days following the execution of the RSA, the Company’s advisors shall have distributed a sale process letter to a list of first-round prospective bidders for submission of first-

round, non-binding indications of interest with respect to the purchase of the Assets.

•                                          Within five (5) days following the deadline for submission of first-round, non-binding indications of interest, the Company’s advisors shall have distributed a process letter to a list of second-round prospective bidders for submission of second-round final, binding bids with respect to the purchase of the Assets. Such process letter shall include a form definitive purchase and sale agreement (the “Purchase Agreement”) and instruct each second-round prospective bidder to submit a marked version of such Purchase Agreement, together with a clean version of such Purchase Agreement executed by such bidder, in connection with any final bid submitted by such bidder.

•                                          Within ten (10) days following the deadline to submit final, binding bids with respect to the purchase of the Assets, the relevant parties shall have executed a definitive Purchase Agreement together with customary related ancillary documentation in respect of the purchase and sale of the Assets.

•                                          Within thirty (30) days following the execution of the Purchase Agreement, the Out-of-Court Sale shall have been consummated in accordance with the terms of the Purchase Agreement.

•                                          On the date of the closing of the Out-of-Court Sale pursuant to the Purchase Agreement, the proceeds from such Sale shall have been distributed in accordance with the terms set forth in this Restructuring Term Sheet.

ii.                                       Dual-Track Milestones: If (x) any Out-of-Court Sale Milestone is not timely satisfied, (y) the Consenting Parties deliver an In-Court Sale Notice, or (z) the Consenting Parties deliver an Option 2 Notice (any such event, a “Bankruptcy Trigger Event”), then the Company shall (1) commence the Chapter 11 Cases and pursue the In-Court Sale and the Plan on a dual-track basis and (2) timely attain each of the following Milestones:

•                                          By no later than fifteen (15) days following the Bankruptcy Trigger Event, the Company shall have commenced the Chapter 11 Cases.(4)

•                                          Within one (1) business day following the Petition Date, the Company shall have filed (i) the Plan, (ii) an accompanying disclosure statement (the “Disclosure Statement”), and (iii) a motion for approval of the Disclosure Statement and solicitation procedures and to set a hearing to consider confirmation of the Plan.

•                                          Within three (3) business days following the Petition Date, the Bankruptcy Court shall have entered the interim order approving the DIP Facility (the “Interim Order”).

•                                          Within twenty-five (25) days following the date of entry of the Interim Order, the Bankruptcy Court shall have entered the final order approving the DIP Facility.

•                                          Within thirty-five (35) days following the filing of the Plan and Disclosure Statement, the Bankruptcy Court shall have entered an order approving the Disclosure Statement.

•                                          Within seventy-five (75) days following the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan.

•                                          Within ninety (90) days following the Petition Date, the Liquidating Plan (if the Company has consummated the In-Court Sale) or the Traditional Plan shall have been consummated.

iii.                                    In-Court Sale Milestones: In connection with the pursuit of Option 1, if any of the following In-Court Sale Milestones are not timely attained after the commencement of the Chapter 11 Cases, then the Company shall pursue the confirmation of the Traditional Plan in accordance with Option 2:

•                                          Within one (1) business day following the Petition Date, the Company shall have filed a motion

(4)  The date of commencement of the Chapter 11 Cases is referred to in this Restructuring Term Sheet as the “Petition Date.”

seeking approval of the In-Court Sale of the Assets and related bid procedures (the “Bid Procedures”).

•                                          Within fifteen (15) days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Bid Procedures.

•                                          Within fifty (50) days following the Petition Date, the Bankruptcy Court shall have entered an order approving the In-Court Sale.

•                                          Within seventy-five (75) days following the Petition Date, the In-Court Sale shall have been consummated pursuant to the Bid Procedures.

The Company shall use its best efforts to cause each of the Milestones to be timely attained. However, in the event that any Milestone is not timely attained, the use by the Company of such best efforts shall in no event relieve it of its obligation hereunder to have caused such Milestone to be timely attained.

Credit Bidding

In connection with any In-Court Sale, the administrative agent under the DIP Facility (the “DIP Agent”), the Term Agent and the Second Lien Trustee or their respective designees shall have the right (upon the direction of the DIP Lenders, the Term Lenders and the Second Lien Noteholders, as applicable, in their sole discretion) to credit bid all or a portion of the amounts outstanding under the DIP Facility (as defined below), the Term Credit Agreement or the Second Lien Indenture, respectively, in accordance with section 363(k) of the Bankruptcy Code.

New Liquidity / Debtor-in-Possession Financing

The Company will obtain new financing (the “New Financing”) to the extent necessary to fund the Company through to the consummation of the Restructuring Transaction. If the Company commences Chapter 11 Cases, the New Financing will take the form of a superpriority debtor-in-possession financing (the “DIP Facility”) on customary terms and conditions acceptable to the Consenting Parties. The Company will promptly obtain court approval of the DIP Facility.

Release

Except as expressly set forth in this Restructuring Term Sheet or the definitive documentation for the Restructuring Transaction (the “Definitive Documentation”), the Definitive Documentation shall include full customary mutual releases from liability, with standard carve-outs for fraud and willful misconduct, in favor of the Company, each of the DIP Lenders, the DIP Agent, the Consenting Parties, the Term Agent, the Second Lien Trustee, and each of their respective directors, officers, funds, affiliates, members, employees, partners, managers, investment advisors, agents, representatives, principals, consultants, attorneys, professional advisors, heirs, executors, successors and assigns (each in their capacity as such) from any claims and causes of action related to or in connection with the Company, the Company’s out-of-court restructuring efforts, the RSA, the Plan, the Restructuring Transaction or the obligations under the DIP Facility, the Term Credit Agreement, the Second Lien Indenture, the Existing Preferred Equity or the Existing Common Equity. For the avoidance of doubt, any claims in respect of avoidance actions against the Consenting Parties shall be released. Nothing in the foregoing shall result in any members of the Board waiving any indemnification claims against the Company or any of its insurance carriers or any rights as beneficiaries of any insurance policies.

Board of Directors

If the Parties consummate the Restructuring Transaction pursuant to Option 2, the Board of the reorganized business of the Company shall consist of five (5) members. All of the directors for the initial term following the consummation of the Restructuring Transaction shall be selected by the Consenting Parties. In subsequent terms, the directors shall be selected by the holders of a majority of the voting power of the Company.

Senior Officers	Upon the consummation of the Restructuring Transaction, the Company’s existing senior officers shall continue to serve in their current capacities at the pleasure of the new Board.

Employment Agreements	TBD

Amended Articles & Bylaws

Any existing organizational and corporate governance documents of Company entities constituting a part of the reorganized business of the Company after giving effect to the Restructuring Transaction shall be subject to amendments and modifications customary in connection with transactions similar to the Restructuring Transaction.

Public / Private Status of Company

If the Parties consummate the Restructuring Transaction pursuant to Option 1, whether the purchasing entity is a public company with SEC-registered securities or is privately held shall be determined by the purchaser.

If the Parties consummate the Restructuring Transaction pursuant to Option 2, the reorganized Company shall become a privately held company unless otherwise required by applicable law.

Registration Rights

If the Parties consummate the Restructuring Transaction pursuant to Option 1, whether the purchasing entity enters into a registration rights agreement shall be determined by the purchaser.

If the Parties consummate the Restructuring Transaction pursuant to Option 2, the Company and the Consenting Second Lien Noteholders shall negotiate in good faith a registration rights agreement providing for (1) the right of shareholders holding registration rights to require the Company to register with the SEC the reorganized Company’s new common equity issued to them pursuant to the Restructuring Transaction, and (2) “piggy-back” registration rights with customary cutbacks for such shareholders.

Fees & Expenses / Expense Reimbursement

The Company shall promptly (and, in any case, no less frequently than once per month) pay all reasonable fees and expenses of the Consenting Parties as they are incurred, including but not limited to, the fees and expenses of their advisors.

Alternative Transactions

Notwithstanding anything to the contrary in this Restructuring Term Sheet, the Company shall not be entitled to solicit, encourage, and initiate any offer or proposal from, enter into any agreement with, or engage in any discussions or negotiations with, any person or entity concerning any actual or proposed transaction involving any or all of (i) another financial and/or corporate restructuring of any member of the Company, (ii) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of any member of the Company, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing, or similar transaction involving any member of the Company (each, an “Alternative Transaction”). Notwithstanding the foregoing, the Company may respond to any proposal or offer for an Alternative Transaction to the extent that the Board determines in good faith, and consistent with its fiduciary duties, that such a response is necessary. In such a situation, the Company shall promptly provide copies of all such documentation and materials received by the Company concerning such an Alternative Transaction to counsel to the Consenting Parties.

Further, if the Board receives a bona fide written proposal with respect to an Alternative Transaction that the Board determines in good faith, on the advice of external counsel, would be more favorable to the Company’s stakeholders than the Restructuring Transaction (a “Superior Proposal”), the Board may terminate the RSA and enter into a definitive agreement with respect to such Superior Proposal if it determines in good faith, on the advice of external counsel, that failure to do so would violate the Board’s fiduciary duties. However, prior to such termination, the Company must provide the Consenting Parties with reasonable advance written notice (and, in any event, such notice shall be provided to the Consenting Parties not less than five (5) business days in advance) of the Company’s intent to so terminate the RSA. The Company shall then provide the Consenting Parties with the right to match or better the terms of any such Superior Proposal prior to its termination of the RSA to enter into a definitive agreement with respect to such Superior Proposal. If the Consenting Parties match or better the terms of such Superior Proposal, the Company shall (i) proceed to consummate the transaction with the Consenting

Parties on such matching or better terms and (ii) immediately cease the Company’s pursuit of the Superior Proposal or any other Alternative Transaction with the third party.

Tax, Securities, and Corporate Matters	The transactions discussed in this Restructuring Term Sheet are subject to ongoing tax diligence, securities compliance, and other corporate review.

Definitive Documentation

The Definitive Documentation and other material agreements relating to the Restructuring Transaction, any Plan or accompanying Disclosure Statement, any purchase agreement, merger agreement or ancillary documentation in connection with a Sale (including the Purchase Agreement), any of the documents or materials identified in the “Milestones” section of this Restructuring Term Sheet, and any forms of orders submitted to the Bankruptcy Court, shall each be in form and substance satisfactory to the Consenting Parties in their sole discretion, and shall contain such other terms and conditions as are customary for transactions of this type.

Required Lenders / Required Noteholders

For the purposes of this Restructuring Term Sheet, any consent, waiver or exercise of discretion of the Consenting Parties will be effective only upon the consent of the Required Lenders, the Required Noteholders and the Ares Equity Holders.

“Required Lenders” means, as of any date of determination, Term Lenders holding a majority of the outstanding principal amount of the Term Obligations held by the Term Lenders in the aggregate.

“Required Noteholders” means, as of any date of determination, Second Lien Noteholders holding a majority of the outstanding principal amount of the Second Lien Obligations held by the Second Lien Noteholders in the aggregate.

Annex 1

Consenting Second Lien Noteholders
and Ares Equity Holders

Consenting Second Lien Noteholders

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

Ares Equity Holders

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.